CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement"), made this 26th of June 2020 is entered into by MedicaMetrix, LLC, 600 Suffolk Street, Suite 250, Lowell, MA 01854 (the "Company"), and ENEM Consulting LLC, 556 Lowell St., Lexington, MA 02420 (the "Consultant").

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform such regulatory consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including, but not limited to, the services specified on Schedule A to this Agreement.

2. Term. This Agreement shall commence on the date hereof and shall continue until {date}, after which it shall automatically renew for successive one-month periods until terminated by either party on 30 days prior written notice (such period being referred to as the "Consultation Period")."

3. Compensation.

3.1 Consulting Fees. The Company shall pay the Consultant consulting fees as noted in Schedule A, payable on the last day of each month. Consultant will invoice for the services via email or mailing a hard copy. Payment for any partial month shall be prorated.

3.2 Reimbursement of Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement with the prior written approval of the Company. The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month (either via hard copy mailing or email). The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.

3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4. Termination. The Company may, without prejudice to any right or remedy it may have due to any failure of the Consultant to perform his obligations under this Agreement, terminate the Consultation Period upon 30 days' prior written notice to the Consultant. In the event of such termination, the Consultant shall be entitled to payment hereunder and for expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims of the Consultant of every description against the Company. Notwithstanding the foregoing, the Company may terminate the Consultation Period effective immediately upon receipt of written notice, if the Consultant breaches or threatens to breach any provision of Section 6.

5. Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall observe all applicable rules and security requirements of the Company concerning the safety of persons and property.

6. Inventions and Proprietary Information.

6.1 Inventions.

(a) All inventions, discoveries, computer programs, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) ("Inventions") which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others and whether during normal business hours or otherwise, (i) during the Consultation Period if related to the business of the Company or (ii) after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Upon the request of the Company and at the Company's expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company, at Company's expense, in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(b) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

Company will pay expenses necessarily and reasonably incurred by Consultant in complying with Section 6.0, including reasonable attorney's fees.

6.2 Proprietary Information.

(a) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any Invention, formula, apparatus, equipment, trade secret, process, research, report, technical data, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, financial statement, budget, license, price and cost that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of his service as a consultant to the Company.

(b) The Consultant's obligations under this Section 6.2 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.2, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(c) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials) relating to the business of the Company.

(d) The Consultant represents that his retention as a consultant with the Company and his performance under this Agreement does not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party or to refrain from competing, directly or indirectly, with the business of any other party or otherwise conflict with any of his agreements or obligations to any other party. The Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

Confidential Information shall not include any information that: (i) was already in known to Consultant at the time of disclosure or development as shown by Consultant's written records or acknowledged as previously known at the time of disclosure; (ii) was in the public domain at the time of disclosure or development or subsequently becomes part of the public domain through no fault of the Consultant; (iii) becomes known to Consultant without restriction from a source other than Company and without breach of this Agreement; and (iv) is disclosed pursuant to an order or requirement of a court, administrative agency or other governmental body, provided, however, that Consultant shall provide prompt notice thereof to enable Company to seek a protective order or otherwise prevent such disclosure.

(e) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to

Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

6.3 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 may result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company may be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

7. Indemnification

Company hereby agrees to indemnify and hold Consultant harmless from and against any and all damages, liabilities, actions, suits, proceedings, claims, demands, losses, costs and expenses (including reasonable attorney fees) (collectively, the "Liabilities") that arise out of this Agreement, other than Liabilities caused by the Consultant's gross negligence or willful misconduct.

Consultant hereby agrees to indemnify and hold Company harmless from and against any and all suits, claims, damages, costs and expenses (including reasonable attorney fees) that arise out of Consultant's gross negligence or willful misconduct.

8. Non-Solicitation. During the active Consultation period and for a period of six (6) months following termination of this Agreement for whatever reason, Contractor shall not, without the written consent of Company directly solicit, hire, engage or employ any person who was employed by Company during the six (6) month period prior to termination of this Agreement, provided, that this clause (ii) shall not apply to any individual whose employment with the Company has been terminated for a period of six months or longer.

9. Independent Contractor Status. The Consultant shall perform all services under this Agreement as an "independent contractor" and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10. Notices. Except for invoices and expense reports in Sections 3.1 and 3.2 of this document (which can be emailed), all notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

15. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

16. Interpretation. If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the period of time, range of activities or geographic area as to which it may be enforceable.

17. Miscellaneous.

17.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

17.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

17.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MedicaMetrix, LLC

By:

Christopher G. LaFarge Digitally signed by Christopher G. LaFarge Date: 2020.06.26 11:36:55 -04'00'

Name: Christopher G. LaFarge
Title: COO

ENEM Consulting LLC

____
Nandini Murthy
Principal

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

MedicaMetrix, LLC

By:

Christopher G. LaFarge Digitally signed by Christopher G. LaFarge Date: 2020.06.26 11:36:55 -04'00'

Name: Christopher G. LaFarge
Title: COO

ENEM Consulting LLC

Nandini Murthy
Principal 6/29/2020

SCHEDULE A

Description of Services

Provide regulatory consulting services, including compiling of non-clinical and clinical study section and/or reports of FDA submissions and other related submission-related deliverables at hourly rate of $250/hour.

Phase I: Regulatory Strategy/Submission prep planning activities (estimate about ~50-60 hours):

1. Regulatory Strategy: Review FDA precedent, regulatory classification criteria, confirm no path via traditional 510(k)
2. Submission Prep Planning:
    a. Review DHF support documentation (i.e. actual reports, design inputs, risk analysis etc.)
    b. Conduct a gap analysis on available documentation vs potential FDA requirements (for e.g. cleaning validation for reusable components, iteration of product tested to harmonized standards, clinical study on healthy volunteers (reproducibility and accuracy), labeling. Goal is to leverage as much of the available data as possible, this is to ensure that there are no gaps that might pose challenges to De Novo or 510(k) clearance.
    c. Define summary use case for prostate volume measurements (needed if De Novo)
    d. Report or itemization of potential gaps and recommendations/resolution
    e. Develop De Novo or 510(k) table of contents

Phase II: PreSubmission and/or 513(g)[1] with FDA {to ensure alignment prior to filing} (approximately 35-45 hours):

1. Provide Pre-Submission, 513(g) Template

2. Help develop Pre-Submission, 513(g) package. This submission is not the same as #2 in Phase 1. This is a submission to FDA, to obtain FDA feedback

3. As necessary, assist by providing clarification to FDA {for 513(g)}[2] or set up Pre-Submission meeting (now usually a teleconference) with FDA.

    a. If PreSubmission, help with meeting preparation: FDA provides written feedback 5 calendar days before meeting date Advise, guide presentation of Pre-

[1] FDA sometimes requires a 513(g) filing to get feedback on the proposed regulatory strategy; other times the Review team is okay with providing feedback via PreSub. The 513(g) has user filing fees (about $2400 for small businesses). Note that both the De Novo and 510(k) also have filing fees.

[2] 513(g) filings do not involve an FDA meeting, they provide written feedback 60 calendar days after receipt of 513(g)

Submission material for in-person meeting with FDA. This may include development of an abbreviated PPT to highlight key elements of the Pre-Submission and training the team for the meeting

b. Participate in Pre-Submission meeting with FDA

c. Assist with FDA follow-up, meeting minutes as necessary

Based on FDA feedback obtained via written feedback from FDA for 513(g) or via PreSub meeting, as necessary, assist with revision of FDA regulatory strategy

Phase III Submission Compilation {most likely De Novo} (estimate ~90 hours):

1. Small Business Designation/User fees assistance (if necessary)
2. Submission preparation:
   a. Author regulatory/administrative sections
   b. Iterative review of supporting documentation (DHF files)
   c. Help maintain master submission copy on file sharing site with client (e.g. Dropbox)
   d. Assist in assembly of eCopy

3. Support submission negotiations & discussions with FDA as needed